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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Worthington Industries, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                 Ohio                                     31-1189815
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(State of Incorporation or Organization)       (IRS Employer Identification No.)


   1205 Dearborn Drive, Columbus, OH                         43085
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(Address of Principal Executive Offices)                   (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]


         Securities Act registration statement file number to which this form relates: _____________ (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:

               Title of Each Class                Name of Each Exchange on Which
               To Be So Registered                Each Class Is To Be Registered
               -------------------                ------------------------------

         Common Shares, Without Par Value            New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:      None
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Item 1.           Description of Registrant's Securities to be Registered
                  -------------------------------------------------------

                  The capital stock of Worthington Industries, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's common shares, without par value (the "Common Shares"). Each Common Share entitles the holder thereof to one vote for the election of directors and for all other matters submitted to the shareholders for their consideration. The Code of Regulations of the Company (the "Regulations") provides that all elections of directors will be determined by a plurality of the votes cast. Except as otherwise required by law, the Company's Amended Articles of Incorporation (the "Articles") or the Regulations, any other matter submitted to the shareholders for their vote will be decided by the vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding voting shares, present in person or by proxy, and entitled to vote with respect to such matter, provided a quorum is present.

                  The Articles require the affirmative vote of the holders of 75% of the outstanding shares of the Company entitled to vote generally in the election of directors (the "Voting Stock") to adopt amendments to the provisions of the Articles addressing the classification of the Board of Directors, the fixing of the number of directors, the advance notification of shareholder nominations, the removal of directors and the filing of vacancies, the calling of special meetings of shareholders, the requirement that shareholders take actions at a meeting, the vote required for approval of business combinations with 15% shareholders (must also include the affirmative vote of the holders of a majority of the outstanding Voting Stock excluding the 15% shareholder in question), the factors to be considered by the directors in evaluating significant corporate transactions and the required vote for the amendment of the Articles and the Regulations. Other amendments must be approved by the affirmative vote of the holders of a majority of the outstanding Voting Stock. The Articles also require the affirmative vote of the holders of 75% of the outstanding Voting Stock to approve an amendment, alteration, change or repeal of the Regulations unless it has been approved by three-fourths of the authorized number of directors, in which case the required affirmative vote is a majority of the outstanding Voting Stock.

                  Dividends that may be declared on the Common Shares will be paid in an equal amount to the holder of each Common Share. No dividend may be paid to the holders of Common Shares in violation of the rights of holders of preferred shares or when the Company is insolvent or there is reasonable grounds to believe that by such payment it would be rendered insolvent. The Company must notify its shareholders if a dividend is paid out of capital surplus. The Company's credit facilities do not contain limitations on the payments of dividends. No pre-emptive rights are conferred upon the holders of the Common Shares. In the event of any dissolution, liquidation or winding up of the affairs of the Company, the holders of Common Shares will be entitled, after payment or provision for payment in full of the debts and other liabilities of the Company and the amounts to which any holders of preferred shares would be entitled, to share ratably in the remaining assets of the Company available for distribution to its shareholders to the exclusion of the preferred shares (unless otherwise provided by the Board of Directors in any resolution providing for the issue of preferred shares). There are no conversion rights, nor are there any redemption or sinking fund provisions. There is no liability to further calls or to assessments by the Registrant.

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                  Certain provisions of the Company's Articles and Regulations were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide that the Shareholders may amend the Company's Regulations only by the affirmative vote of 75% or more of the shares entitled to vote, unless such amendment has been approved by 75% of the Board of Directors (assuming no vacancies), in which case the amendment may be adopted by a majority or more of the shares entitled to vote; (2) provide for a classified Board; (3) provide that directors may be removed from office, with or without cause, only by the affirmative vote of 75% or more of the shares entitled to vote thereon; (4) provide that Shareholder nominations for the election of directors may be made only by written notice; (5) provide that certain business transactions with a 15% Shareholder require the affirmative vote of the holders of at least 75% of the shares entitled to vote; (6) provide that at least 75% of the shares entitled to vote must approve certain amendments to the Articles; (7) provide that shareholders must give advance notice of any proposal relating to business to be conducted at a meeting; and (8) provide that the holders of a majority of the voting power of the Company must be present in order to constitute a quorum at a meeting of Shareholders called otherwise than by the Board of Directors. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining Shareholders of the Company.

Item 2.           Exhibits
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                  Not Applicable.



                                    SIGNATURE
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                  Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      WORTHINGTON INDUSTRIES, INC.

                                      By:  /s/ Dale T. Brinkman
                                         ---------------------------------------
                                           Dale T. Brinkman
                                           Vice President-Administration,
                                           General Counsel & Assistant Secretary

Dated:   March 27, 2000

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